Exhibit 8.1

SUBSIDIARIES OF THE COMPANY

Subsidiary Name	Jurisdiction of Incorporation/Formation

Oasmia Pharmaceutical, Inc.	State of Nevada

Oasmia Animal Health AB	Sweden

Qdoxx Pharma AB	Sweden